NEWS RELEASE

Investor Contact: Scott W. Dudley Jr. 314-342-0878 Scott.Dudley@TheLacledeGroup.com	Media Contact: Jessica B. Willingham 314-342-3300 Jessica.Willingham@TheLacledeGroup.com

FOR IMMEDIATE RELEASE

The Laclede Group Reports First Quarter Results

ST. LOUIS (February 4, 2015) - The Laclede Group, Inc. (NYSE: LG) (“Company” or “Laclede”) today reported operating results for its fiscal 2015 first quarter ended December 31, 2014. Highlights include:

•	Net economic earnings ("NEE," non-GAAP) of $45.7 million, up 26 percent from the prior year

•	NEE per share of $1.06 compared to $1.11 last year, reflecting the anticipated shift in the concentration of earnings to later quarters

•	GAAP net income of $47.1 million or $1.09 per share
“We are off to a solid start in the first quarter, and we are on track with our earnings target for the current fiscal year,” said Suzanne Sitherwood, president and chief executive officer of The Laclede Group. “We remain focused on executing our strategy, including investing in our pipeline system and integrating Missouri Gas Energy and Alabama Gas Corporation,” she added.

FIRST QUARTER RESULTS	Three Months Ended December 31,
	(Millions)		(Per Diluted Share)
	2014	2013	2014	2013
Earnings by Segment
Gas Utility	$49.8	$35.8	$1.15	$1.09
Gas Marketing	0.4	0.8	0.01	0.02
Other	(4.5)	(0.3)	(0.10)	—
Net Economic Earnings (non-GAAP)*	$45.7	$36.3	$1.06	$1.11
Acquisition-related costs	(0.4)	(0.4)	(0.01)	(0.01)
Fair value adjustments	1.8	(0.3)	0.04	(0.01)
Net Income (GAAP)	$47.1	$35.6	$1.09	$1.09

Average Shares Outstanding (Millions)			43.2	32.6
* See “Net Economic Earnings and Reconciliation to GAAP” on page 9.

For the three months ended December 31, 2014, the first quarter of its fiscal year, Laclede reported consolidated net income of $47.1 million, up from $35.6 million for the same period last year. Diluted earnings per share were $1.09 in both periods. NEE for the first quarter increased to $45.7 million, up 26 percent, from $36.3 million driven by higher Gas Utility earnings stemming largely from the addition of Alabama Gas Corporation (“Alagasco”) as well as improved performance by the legacy gas utilities in the segment, offset in part by a shift in the distribution of earnings between quarters due to increased concentration during the winter months in the quarter ended March 31. On a per share basis, NEE was $1.06 per share for the first quarter compared to $1.11 per share a year ago. The per share results reflect the impact of the issuance of 10.4 million shares in mid-2014 to finance a portion of the Alagasco acquisition. NEE excludes from net income the effect of unrealized gains and losses on energy-related derivatives, as well as the impacts of acquisition, divestiture and restructuring activities which consist largely of expenses associated with the integration of Missouri Gas Energy (“MGE”) and Alagasco.

Gas Utility
The Gas Utility segment includes the regulated gas distributions operations of our three utilities - Laclede Gas, MGE and Alagasco. For the first quarter, the Gas Utility segment posted higher NEE of $49.8 million compared to $35.8 million in the prior-year period. Segment net income was $49.6 million for the first quarter ended December 31, 2014, up from $35.4 million a year ago. The increase was primarily due to a $71.6 million improvement in operating margin (non-GAAP; see “Operating Margin and Reconciliation to GAAP”), of which $67.9 million relates to the inclusion of Alagasco’s results. Higher operating margins also reflect usage based increases in MGE margins, reflecting the change in MGE’s rate structure effective with the 2014 rate case, and higher Infrastructure System Replacement Surcharge (“ISRS”) revenues, offset in part by asset optimization activities in the prior-year period that did not recur. Other operating expenses and deductions increased by $37.0 million, of which $35.7 is due to the addition of Alagasco in fiscal 2015. The remainder of the increase reflects higher customer service expenses and professional fees. Depreciation and amortization increased $12.0 million, with $11.8 million related to Alagasco and the remainder due to an increase in utility plant reflecting investments in the replacement of pipeline infrastructure.

Gas Marketing
The Gas Marketing segment includes the results of Laclede Energy Resources, which provides natural gas marketing services to the Midwest region. Gas Marketing NEE for the first quarter was $0.4 million in fiscal 2015 compared to $0.8 million in the prior year. Quarterly net income for the segment was $2.2 million in the current year compared to $0.5 million a year ago. Gas Marketing NEE is largely driven by opportunities created by price volatility and basis differentials (pricing differences between supply regions) which were both less favorable in the first quarter of fiscal 2015 compared to the prior-year period. NEE was also lower due to the expiration of a favorable long-term supply contract in late 2013.

Other
The Other segment contains results and expenses of other non-utility activities, including Laclede’s Spire natural gas fueling solutions business and Laclede Group expenses. First quarter 2015 net economic loss of $(4.5) million represents Laclede Group interest expense, net of tax, associated with the Alagasco acquisition.

ACQUISITION-RELATED COSTS
The after-tax impact of acquisition-related costs, primarily for integrating MGE and Alagasco, are excluded from GAAP results for NEE purposes. See reconciliation on page 9.

Since closing the acquisition in late fiscal 2013, the Company has incurred costs for the integration of MGE. For regulatory purposes, Laclede Gas defers for future rate recovery 50 percent of these costs. Laclede closed on the acquisition of Alagasco effective August 31, 2014, and has begun the integration process and incurred related costs in the first quarter of fiscal 2015. In total, integration costs in the first quarter of fiscal 2015, including the partial deferral of MGE-related costs, were $0.7 million, or $0.4 million after tax. The prior-year period contained a comparable amount of costs, which were associated with MGE only.

REGULATORY MATTERS
On January 30, 2015, Laclede Gas and MGE filed with the Missouri Public Service Commission (MoPSC) to increase their ISRS charges by $5.3 million and $2.6 million, respectively. ISRS is a regulatory mechanism that allows for more timely recovery of investments made by gas utilities to meet state and federal safety requirements, enhance the integrity of their distribution system, or for unreimbursed relocations to facilitate public construction and development projects. The upgrades to our distribution pipeline infrastructure serve to improve safety and reliability, and reduce maintenance costs.
As reported previously, effective October 18, 2014, the MoPSC approved an ISRS increase for Laclede Gas of $2.8 million annually, bringing recoveries to $9.8 million per year, and established a new ISRS for MGE of $2.0 million annually. MGE’s ISRS had been reset to zero with the settlement of its rate case effective May 1, 2014.

BALANCE SHEETS AND CASH FLOWS
The balance sheet for Laclede as of December 31, 2014 reflects the acquisition of Alagasco effective August 31, 2014, including the allocation of the $1.60 billion purchase price to tangible and intangible assets and the assumption of certain liabilities. Laclede maintains a strong capital structure with ample liquidity and access to short term borrowing to meet its anticipated ongoing capital needs. The change in the Company’s capitalization reflects the combined effect of the Company’s issuance of both equity and debt in each of the prior two fiscal years to fund the acquisitions of MGE and Alagasco. Short-term borrowings outstanding at December 31, 2014 were $397.5 million compared to $287.1 million at September 31, 2014 (fiscal year end) reflecting the addition of Alagasco and a normal seasonal increases in borrowings.
The net cash used in operating activities was $34.1 million for the first quarter of 2015, compared to net cash used in operating activities of $15.7 million in the prior year. The increase in cash used is primarily due to a seasonal increase in customer billings and the timing of gas purchases and collections under the Purchased Gas Adjustment (PGA) clause in Missouri, offset in part by reductions in other working capital balances as well as higher net income, and depreciation and amortization.
Capital expenditures for the first quarter of fiscal 2015 increased to $60.0 million, from $34.6 million in the prior-year period. Alagasco capital expenditures represent $15.5 million for the quarter, with the remaining increase of $9.9 million representing higher spending at MGE and Laclede Gas.
For additional details on Laclede's results for the first quarter of fiscal 2015, please see the accompanying unaudited Statements of Consolidated Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Statements of Consolidated Cash Flows.

OUTLOOK
The Company reaffirms its long-term NEE per share growth target of 4 percent to 6 percent annually, with growth in fiscal 2015 and 2016 anticipated to be above that target range after excluding from 2014 a weather benefit of $0.17 per share. As described previously, the quarterly distribution of the Company’s earnings is anticipated to become more concentrated in the heating season, particularly in the fiscal second quarter ended March 31, reflecting principally the addition of Alagasco. Capital expenditures for 2015 are still anticipated to be approximately $300 million on a consolidated basis, reflecting the addition of Alagasco and the continuing ramp up of pipeline replacement in Missouri. Given the supportive regulatory environment in both Missouri and Alabama, the Company still anticipates maintaining this level of investments over at least the next five years, or investments of roughly $1.5 billion.

CONFERENCE CALL AND WEBCAST
As previously announced, Laclede will host a conference call and webcast today to discuss its first quarter financial results. To access the call, please dial the number below approximately 5-10 minutes prior to the start time.

Date and Time:	Wednesday, February 4
8 a.m. CST (9 a.m. EST)

Phone Numbers:	U.S. and Canada:	1-855-590-6721
	International:	1-619-377-4221

The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at www.TheLacledeGroup.com under the Investor Services tab.

A replay of the call will be available beginning at 10 a.m. CST (11 a.m. EST) on February 4 and continuing until February 27 by dialing 1-855-859-2056 (U.S. and Canada) or 1-404-537-3406 (International). The Conference ID is 63234474. The webcast will be available for replay beginning February 4, at www.TheLacledeGroup.com.

ABOUT THE LACLEDE GROUP
The Laclede Group, Inc. (NYSE: LG), headquartered in St. Louis, Missouri, is a public utility holding company whose primary business is the safe and reliable delivery of natural gas service to more than 1.56 million residential, commercial and industrial customers across Missouri and Alabama. Its Gas Utility segment consists of three natural gas utilities: Laclede Gas Company (serving St. Louis and eastern Missouri), Missouri Gas Energy (serving Kansas City and western Missouri) and Alabama Gas Corporation (serving 186 cities and Alabama communities including Birmingham and Montgomery). Laclede’s non-utility businesses include Laclede Energy Resources, Inc., providing non-regulated natural gas services, and Spire which provides compressed natural gas (CNG) fueling solutions for transportation fleets. Laclede is committed to pursuing growth through 1) investing in infrastructure; 2) organically growing its existing businesses; 3) acquiring businesses to which the Company can apply its operating model and natural gas industry expertise, and 4) developing and investing in CNG fueling and other technologies. For more information about Laclede and its subsidiaries, visit www.TheLacledeGroup.com.

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION AND NON-GAAP MEASURES
This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with the acquisition and integration of MGE and Alagasco. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-K for the fiscal year ended September 30, 2014, filed later today with the Securities and Exchange Commission.
This news release includes the non-GAAP financial measures of "net economic earnings," and "net economic earnings per share,” and “operating margins." Management also uses these non-GAAP measures internally when evaluating the Company's performance and results of operations. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions. These adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. In calculating net economic earnings, management also excludes from net income the after-tax impacts related to acquisition, divestiture, and restructuring activities, including one-time costs related to the integration of MGE and Alagasco. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Operating margin adjusts operating income to include only those costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and propane and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income or net income.

STATEMENTS OF CONSOLIDATED INCOME — UNAUDITED
THE LACLEDE GROUP, INC.
(Millions, Except Per Share Amounts)

	Three Months Ended December 31,
	2014	2013

OPERATING REVENUES:
Gas Utility	$581.4	$435.2
Gas Marketing and Other	38.2	33.4
Total Operating Revenues	619.6	468.6
OPERATING EXPENSES:
Gas Utility
Natural and propane gas	304.3	241.8
Other operation and maintenance expenses	97.1	62.3
Depreciation and amortization	32.0	20.0
Taxes, other than income taxes	38.0	28.6
Total Gas Utility Operating Expenses	471.4	352.7
Gas Marketing and Other	60.9	53.0
Total Operating Expenses	532.3	405.7
Operating Income	87.3	62.9
Other Income - Net	1.4	1.7
Interest Charges:
Interest on long-term debt	17.2	9.7
Other interest charges	2.0	0.8
Total Interest Charges	19.2	10.5
Income Before Income Taxes	69.5	54.1
Income Tax Expense	22.4	18.5
Net Income	$47.1	$35.6

Weighted Average Number of Common Shares Outstanding:
Basic	43.1	32.6
Diluted	43.2	32.6

Basic Earnings Per Share of Common Stock	$1.09	$1.09
Diluted Earnings Per Share of Common Stock	$1.09	$1.09
Dividends Declared Per Share of Common Stock	$0.460	$0.440

CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
THE LACLEDE GROUP, INC.
($ Millions)

	December 31,	September 30,
	2014	2014
ASSETS
Utility Plant	$3,979.7	$3,928.3
Less: Accumulated depreciation and amortization	1,195.3	1,168.6
Net Utility Plant	2,784.4	2,759.7

Other Property and Investments	1,008.2	1,007.0

Current Assets:
Cash and cash equivalents	13.4	16.1
Accounts receivable (net of allowance for doubtful accounts)	434.6	229.6
Inventories	245.5	270.2
Other	122.6	112.1
Total Current Assets	816.1	628.0

Regulatory assets and other deferred charges	679.8	679.3
Total Assets	$5,288.5	$5,074.0

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock and paid-in capital	$1,074.3	$1,072.6
Retained earnings	464.6	437.5
Accumulated other comprehensive loss	(5.4)	(1.7)
Total Common Stock Equity	1,533.5	1,508.4
Long-term debt	1,736.3	1,851.0
Total Capitalization	3,269.8	3,359.4

Current Liabilities:
Current maturities of long-term debt	114.7	—
Notes payable	397.5	287.1
Accounts payable	221.1	176.7
Advance customer billings	30.9	32.2
Accrued liabilities and other	318.1	289.8
Total Current Liabilities	1,082.3	785.8

Deferred Credits and Other Liabilities:
Deferred income taxes	394.6	383.8
Pension and postretirement benefit costs	241.7	244.9
Regulatory liabilities	122.9	125.8
Asset retirement obligations and other	177.2	174.3
Total Deferred Credits and Other Liabilities	936.4	928.8
Total Capitalization and Liabilities	$5,288.5	$5,074.0

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS — UNAUDITED
THE LACLEDE GROUP, INC.
($ Millions)

	Three Months Ended December 31,
	2014	2013
Operating Activities:
Net Income	$47.1	$35.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization, and accretion	32.3	20.2
Other – net	13.9	(0.9)
Changes in assets and liabilities	(127.4)	(70.6)
Net cash used in operating activities	(34.1)	(15.7)

Investing Activities:
Capital expenditures	(60.0)	(34.6)
Other investments	(0.6)	(0.7)
Proceeds from sale of NEG	—	11.0
Net cash used in investing activities	(60.6)	(24.3)

Financing Activities:
Net issuance of short-term debt	110.4	19.5
Issuance of common stock	1.7	0.8
Dividends paid	(19.0)	(13.9)
Other	(1.1)	15.1
Net cash provided by financing activities	92.0	21.5

Net Decrease in Cash and Cash Equivalents	(2.7)	(18.5)
Cash and Cash Equivalents at Beginning of Period	16.1	53.0
Cash and Cash Equivalents at End of Period	$13.4	$34.5

NET ECONOMIC EARNINGS AND RECONCILIATION TO GAAP
THE LACLEDE GROUP, INC.
($ Millions, except per share amounts)

	Gas Utility	Gas Marketing	Other	Total	Per Share Amounts (2)
Three Months Ended December 31, 2014
Net Income (Loss) (GAAP)	$49.6	$2.2	$(4.7)	$47.1	$1.09
Unrealized gain on energy-related derivatives (1)	—	(3.0)	—	(3.0)	(0.07)
Lower of cost or market inventory adjustments (1)	—	1.2	—	1.2	0.03
Acquisition, divestiture and restructuring activities (1)	0.2	—	0.2	0.4	0.01
Net Economic Earnings (Loss) (Non-GAAP)	$49.8	$0.4	$(4.5)	$45.7	$1.06
Diluted EPS (GAAP)	$1.15	$0.05	$(0.11)	$1.09
Net Economic EPS (Non-GAAP) (2)	$1.15	$0.01	$(0.10)	$1.06

Three Months Ended December 31, 2013
Net Income (Loss) (GAAP)	$35.4	$0.5	$(0.3)	$35.6	$1.09
Unrealized loss on energy-related derivatives (1)	—	0.4	—	0.4	0.01
Lower of cost or market inventory adjustments (1)	—	(0.1)	—	(0.1)	—
Acquisition, divestiture and restructuring activities (1)	0.4	—	—	0.4	0.01
Net Economic Earnings (Loss) (Non-GAAP)	$35.8	$0.8	$(0.3)	$36.3	$1.11
Diluted EPS (GAAP)	$1.08	$0.01	$—	$1.09
Net Economic EPS (Non-GAAP) (2)	$1.09	$0.02	$—	$1.11

(1) Amounts presented net of income taxes, which were calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.
(2) Consolidated net economic earnings per share (EPS) are calculated by replacing consolidated net income (loss) with consolidated net economic earnings (loss) in the GAAP diluted EPS calculation.
Note: EPS amounts by segment represent contributions to The Laclede Group’s consolidated EPS.

OPERATING MARGIN AND RECONCILIATION TO GAAP

THE LACLEDE GROUP, INC.
($ Millions)

	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended December 31, 2014
Operating Revenues	$582.4	$62.2	$0.9	$(25.9)	$619.6
Natural and propane gas expense	329.8	57.1	0.2	(25.7)	361.4
Gross receipts tax expense	26.8	—	—	—	26.8
Operating margin (non-GAAP)	225.8	5.1	0.7	(0.2)	231.4
Depreciation and amortization	32.0	0.1	0.2	—	32.3
Other operating expenses	108.6	1.4	2.0	(0.2)	111.8
Operating income (loss) (GAAP)	$85.2	$3.6	$(1.5)	$—	$87.3

Three Months Ended December 31, 2013
Operating revenues	$435.3	$52.7	$0.6	$(20.0)	$468.6
Natural and propane gas expense	261.6	50.5	—	(19.8)	292.3
Gross receipts tax expense	19.5	—	—	—	19.5
Operating margin (non-GAAP)	154.2	2.2	0.6	(0.2)	156.8
Depreciation and amortization	20.0	0.1	0.1	—	20.2
Other operating expenses	71.6	1.2	1.1	(0.2)	73.7
Operating income (loss) (GAAP)	$62.6	$0.9	$(0.6)	$—	$62.9